Exhibit 10.25

Executive Quarterly

Performance Incentive Plan

Effective January 1, 2006

Performance Period: January 1 – December 31, 2006

Executive Performance Incentive Plan
Effective January 1, 2006
Performance Period
January 1 - December 31, 2006

I.              Purpose of the Plan

ev3 Inc.’s compensation philosophy is to pay for performance. The purpose of the ev3 Inc. Executive Performance Incentive Plan (the “Plan”) is to align the interests of ev3 Inc. and its subsidiaries (the “Company”), executive-level employees, and stockholders by providing annual incentives for the achievement of key business and individual performance measures that are critical to the success of the Company and linking a significant portion of each executive employee’s annual compensation to the achievement of such measures.

II.            Eligible Participants

The Company will determine eligibility criteria for the Plan on an annual basis and in its sole discretion. For 2006, the Plan covers the following:  (i) all regular, salaried, exempt United States employees in Levels 7 and above, and (ii) international and expatriate/inpatriate employees in Levels 7 and above who are determined by the Company to be eligible for participation (“Executives” or “Participants”). Notwithstanding the foregoing, Participants in positions covered by sales compensation plans are not eligible Participants in the Plan.

The Plan year runs from January 1 - December 31 of each year (the “Plan Year”). Payouts will be made on a quarterly basis (the “Plan Quarter”). Participants with less than a full Plan Quarter of service or whose incentive target percent has changed during a Plan Quarter may be eligible to participate in the plan on a prorated basis, determined by the percentage of time they were eligible to participate during that Plan Quarter under applicable criteria. Participants with less than one full month of eligible service in a Plan Quarter will not be eligible to receive an award under the Plan for that Plan Quarter.

III.           Administration of the Plan

The Compensation Committee of the Board of Directors of the Company will administer the Plan. The Compensation Committee, in its sole discretion, may delegate to the Company’s Chief Executive Officer activities relating to Plan administration that are not required to be exercised by the Compensation Committee under applicable laws, rules, regulations and the Compensation Committee Charter. Non-delegable activities include, but are not limited to, any determination of the final payouts under the Plan. All decisions of the Compensation Committee will be final and binding upon all parties, including the Company and Plan Participants.

IV.           Incentive Targets

Incentive targets have been established for all eligible Plan Participants based upon their level of responsibility within the Company and impact on the business. These incentive targets represent the incentive (as a percent of a Plan Participant’s base salary) that a Participant is eligible to receive under the Plan. It is the Company’s intention to provide significant incentive and reward opportunities to its Executives for world-class performance achievement.

V.            Individual Performance Measures

Individual performance measures for a Plan Year are established during the annual goal setting process. Additionally, performance measures are established for each of the four quarters of the Plan Year. For each Plan Quarter, all Participants will be assigned the Company’s quarterly goals as their individual objectives for the Plan Quarter. Individual objectives other than the Company’s quarterly goals must be must be agreed to and approved by the Compensation Committee.

VI.           Company Performance Measures

For each Plan Quarter, the Compensation Committee, together with input from the Company’s Chief Executive Officer, will identify critical Company performance measures and determine the incentive pool funding for the Plan based on achievement of such Company performance measures. The 2006 Company performance measures are:

•      Worldwide Revenue

•      Worldwide Operating Expense

•      Worldwide Gross Margin

•      EBITDA Profitable

The Compensation Committee also will take into consideration the relative performance by each division of the Company with regard to Divisional Revenue, Operating Expenses, and Gross Margin.

VII.         Incentive Pool Funding

The incentive pool funding is the amount of money that is available for distribution to Plan Participants under the Plan based on achievement of the Company performance measures. Appendix A describes in more detail how the four Company performance measures will impact the incentive pool funding. The incentive pool is funded quarterly on the following basis:  20% of the annual pool in Q1, 20% of the annual pool in Q2, 20% of the annual pool in Q3 and 40% of the annual pool in Q4.

VIII.        Individual Incentive Payment Criteria, Calculation, and Payout

A Plan Participant must be actively employed by the Company on the last day of the month of the Plan Quarter to be eligible for an incentive payment under the Plan for that Plan Quarter.

The incentive payment under the Plan for any eligible Plan Participant for a particular Plan Quarter will vary depending upon the approved incentive pool funding level for that Plan Quarter, the Participant’s base salary as of the last month of the Plan Quarter, the Participant’s incentive target for that Plan Quarter, and the Participant’s overall individual performance during that Plan Quarter, relative performance to other Executives and achievement of objectives relative to other eligible Executives. The total of incentive payments to all eligible Plan Participants may not exceed the funding pool(s) established by the Compensation Committee for each Plan Quarter.

As soon as practicable after the Compensation Committee has received the appropriate financial and other data after the end of each Plan Quarter, individual incentive payments under the Plan, the Compensation Committee will certify in writing the amount of each incentive payment to be made to each Plan Participant under the Plan. Individual incentive payments under the Plan will be made in a lump sum, less applicable withholding taxes, as soon as reasonably practicable thereafter.

The Compensation Committee reserves the responsibility to recognize individual performance and to provide appropriate differential incentive compensation.

IX.           Plan Discretion

All benefits payable under the Plan are discretionary and no Plan Participant shall have any right to payment under the Plan until actually paid.

To the extent necessary with respect to any Plan Quarter, in order to avoid any undue windfall or hardship due to external causes, the Compensation Committee may, without the consent of any affected Plan Participants, revise one or more of the Company performance measures or otherwise make adjustments to payouts under the Plan to take into account any acquisition or disposition by the

Company not planned for at the time the Company performance measures were established, any change in accounting principles or standards, or any extraordinary or non-recurring event or item, so as equitably to reflect such event or events, such that the criteria for evaluating whether a Company performance measure has been achieved will be substantially the same (as determined by the Compensation Committee) following such event as prior to such event.

X.            Termination, Suspension, or Modification

The Company may terminate, suspend, modify and if suspended, may reinstate or modify, all or part of the Plan at any time, with or without notice to the Plan Participants. Exceptions to the eligibility of, or the extent to which the Plan applies to, any particular Plan Participant must be approved, on a case-by-case basis, by the Compensation Committee.

XI.           Limitation of Liability

No member of the Company’s Board of Directors, the Compensation Committee, any officer, employee, or agent of the Company, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

XII.         No Right to Employment

This document sets forth the terms of the Plan and it is not intended to be a contract or employment agreement between any Plan Participant and the Company. Nothing contained in the Plan (or in any other documents related to the Plan) shall confer upon any employee or Plan Participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice.

XIII.        Non-Assignability

Except for the designation of a beneficiary(ies) to receive payments of benefits for a particular Plan Quarter following a Plan Participant’s death after the completion of such Plan Quarter, no amount payable at any time under the Plan shall be subject to sale, transfer, assignment, pledge, attachment, or other encumbrance of any kind. Any attempt to sell, transfer, assign, pledge, attach, or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void.

XIV.        Withholding Taxes

The Company is entitled to withhold and deduct from any payments made pursuant to the Plan or from future wages of a Plan Participant (or from other amounts that may be due and owing to the Plan Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to the Plan.

XV.         Unfunded Status of Plan

The Plan shall be unfunded. No provisions of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Plan Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

XVI.        Other

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of law rules of the State of Minnesota or any other jurisdiction.